EXHIBIT 3.29(a)
STATE OF INDIANA
OFFICE OF THE SECRETARY OF STATE
ARTICLES OF AMENDMENT
To Whom These Presents Come, Greeting:
WHEREAS, there has been presented to me at this office, Articles of Amendment for:
AZTAR INDIANA GAMING CORPORATION
and said Articles of Amendment have been prepared and signed in accordance with the provisions of the Indiana Business Corporation Law, as amended.
NOW, THEREFORE, I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that I have this day filed said articles in this office.
The effective date of these Articles of Amendment is August 20, 1996.

In Witness Whereof, I have hereunto set my hand and affixed the seal of the State of Indiana, at the City of Indianapolis, this Twentieth day of August, 1996.

SUE ANNE GILROY, Secretary of State
[ILLEGIBLE]
Deputy

ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION OF
AZTAR INDIANA GAMING CORPORATION
     Aztar Indiana Gaming Corporation (hereinafter referred to as the “Corporation”), existing pursuant to the Indiana Business Corporation Law (the “Act”), desiring to give notice of corporation action effectuating amendment of certain provisions of its Articles of Incorporation, sets forth the following facts:
ARTICLE I. Name of Corporation.
     The name of the Corporation is Aztar Indiana Gaming Corporation.
ARTICLE II. Amendments.
     Section 1. The date of incorporation of the Corporation is September 10, 1993.
     Section 2. The name of the Corporation following this amendment is Aztar Indiana Gaming Corporation.
     Section 3. The Articles of Incorporation are amended by adding a new Section 5.4 to Article V, which new Section 5.4 reads as follows:
     “Section 5.4. Restriction on Transfer of Shares — Indiana Gaming Commission Regulations. No transfer of stock in the Corporation shall be made, except in accordance with 68 I.A.C. 5-2 and other applicable regulations of the Indiana Gaming Commission.”
ARTICLE III. Manner of Adoption and Vote.
     The date of the adoption of the foregoing amendments is August 2, 1996.
     The Board of Directors and the sole shareholder of the Corporation entitled to vote with respect to the Articles of Amendment adopted the proposed amendment. The amendment was adopted by written consent of the Board of Directors executed on the 2nd day of August, 1996, and signed by each of the Directors. The amendment was then adopted by written consent dated the 2nd day of August, 1996, and executed by the sole shareholder of the Corporation, constituting all of the outstanding shares of the Corporation, and thus all of the votes entitled to be cast on the amendment.
     The designation, number of shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, the number of votes of each voting group represented, and the number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment at the meeting is set forth below:

Number of Outstanding Shares	10

Number of Votes Entitled to be Cast	10

Number of Votes Represented by Consent	10

Number of Votes in Favor	10

Number of Votes Against	-0-
     The number of votes cast for the amendment by the sole voting group entitled to vote thereon was sufficient for approval. The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.
     IN WITNESS WHEREOF, the undersigned officer executes these Articles of Amendment of the Articles of Incorporation of the Corporation and verifies subject to the penalties of perjury that the facts contained herein are true this 6th day of August, 1996.

/s/ Nelson W. Armstrong

(Signature)

Printed:	Nelson W. Armstrong, Jr.

Title: Vice President & Secretary

     This instrument was prepared by William P. Diener, Ice Miller Donadio & Ryan, One American Square, Box 82001, Indianapolis, Indiana 46282-0002.